The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the  Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement  and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JULY 2, 2012

Citigroup Funding Inc.	July , 2012 Medium-Term Notes, Series D Pricing Supplement No. 2012—MTNDG Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-172554 and 333-172554-01
Buffered Digital Plus Securities Based on the Dow Jones Industrial AverageSM Due January    , 2016

▪
The securities are unsecured senior debt securities issued by Citigroup Funding Inc. and guaranteed by Citigroup Inc.  Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity.  Instead, the securities provide a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the Dow Jones Industrial AverageSM (the “index”) from its initial index level to its final index level.

▪
Through the payment at maturity described below, the securities offer modified exposure to the performance of the index, with (i) a minimum positive return at maturity if the index appreciates at all, (ii) 1-to-1 participation in any appreciation of the index in excess of the minimum positive return and (iii) a 10% buffer against any depreciation of the index.  Investors in the securities will have downside exposure to any depreciation of the index in excess of the 10% buffer.  If the index depreciates by more than 10%, you will lose 1% of the stated principal amount of your securities for every 1% by which the depreciation exceeds 10%.  Investors in the securities will not receive dividends on the stocks included in the index.

▪
In order to obtain the modified exposure to the index that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations.

KEY TERMS
Index:	The Dow Jones Industrial AverageSM
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Pricing date:	July , 2012 (expected to be July 25, 2012)
Issue date:	July , 2012 (three business days after the pricing date)
Valuation date:	January , 2016 (expected to be January 25, 2016), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	January , 2016 (expected to be January 28, 2016)
Payment at maturity:
For each $1,000 security you hold at maturity:

▪  If the final index level is greater than or equal to the initial index level:
$1,000 + the greater of (i) the fixed return amount and (ii) $1,000 × the index percent increase

▪  If the final index level is less than the initial index level by an amount less than or equal to the buffer amount:
$1,000

▪  If the final index level is less than the initial index level by an amount greater than the buffer amount:
($1,000 × the index performance factor) + $100

If the final index level declines from the initial index level by more than 10%, your payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial index level:	, the closing level of the index on the pricing date
Final index level:	The closing level of the index on the valuation date
Fixed return amount:	$300 to $350 per security (30% to 35% of the stated principal amount). The actual fixed return amount will be determined on the pricing date.
Index percent increase:	(final index level – initial index level) / initial index level
Index performance factor:	final index level / initial index level
Buffer amount:	10%
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	1730T0YB9 / US1730T0YB96
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Price to public	Underwriting fee(1)	Proceeds to issuer(1)
Per security:	$1,000.00	$30.00	$970.00
Total:	$	$	$
(1) The underwriting fee is variable but will not exceed $30.00 per security.  The per security proceeds to issuer above represent the minimum per security proceeds to Citigroup Funding Inc., assuming the maximum per security underwriting fee.  For information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-02-01 dated May 21, 2012 Underlying Supplement No. 1 dated May 23, 2012
Prospectus Supplement and Prospectus dated May 12, 2011

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc.

Buffered Digital Plus Securities Based on the Dow Jones Industrial AverageSM Due January , 2016

Additional Information

General.  The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect your payment at maturity.  These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Index,” and not in this pricing supplement.  The accompanying underlying supplement contains important disclosures regarding the index that are not repeated in this pricing supplement.  It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Potential Future Events.  It is possible that Citigroup Funding Inc. will merge into Citigroup Inc. in the near future.  If a merger occurs, Citigroup Inc. will assume all the obligations of Citigroup Funding Inc. under the securities, as required by the indenture under which the securities are issued.

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes in the closing level of the index from the pricing date to the valuation date (as measured solely on those two dates).  The diagram and examples below are based on a hypothetical fixed return amount of $325 per security (32.5% of the stated principal amount).

Investors in the securities will not receive any dividends on the stocks included in the index.  The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index” below.

Your actual payment at maturity per security will depend on the actual fixed return amount, which will be determined on the pricing date, and the actual final index level.  The examples below are intended to illustrate how your payment at maturity will depend on whether the final index level is greater than or less than the initial index level and by how much.  The examples are based on a hypothetical initial index level of 12,500.

July 2012	PS-2

Citigroup Funding Inc.

Buffered Digital Plus Securities Based on the Dow Jones Industrial AverageSM Due January , 2016

Example 1—Upside Scenario A.  The hypothetical final index level is 13,750 (a 10% increase from the hypothetical initial index level), which is greater than the hypothetical initial index level by less than the hypothetical fixed return of 32.5%.

Payment at maturity per security	= $1,000 + the greater of (i) the fixed return amount and (ii) $1,000 × the index percent increase = $1,000 + the greater of (i) $325 and (ii) $1,000 × 10% = $1,000 + $325 = $1,325

Because the hypothetical fixed return amount is greater than the $100 return you would have received based on the performance of the index, your total return on the securities at maturity will equal the hypothetical fixed return of 32.5%.

Example 2—Upside Scenario B.  The hypothetical final index level is 17,500 (a 40% increase from the hypothetical initial index level), which is greater than the hypothetical initial index level by more than the hypothetical fixed return of 32.5%.

Payment at maturity per security	= $1,000 + the greater of (i) the fixed return amount and (ii) $1,000 × the index percent increase = $1,000 + the greater of (i) $325 and (ii) $1,000 × 40% = $1,000 + $400 = $1,400

Because the $400 return based on the performance of the index is greater than the hypothetical fixed return amount, your total return on the securities at maturity in this scenario will reflect 1-to-1 exposure to the positive performance of the index.

Example 3—Par Scenario.  The hypothetical final index level is 11,875 (a 5% decrease from the hypothetical initial index level), which is less than the hypothetical initial index level by less than the buffer amount of 10%.

Payment at maturity per security	= $1,000

Because the hypothetical final index level decreased from the hypothetical initial index level by less than the 10% buffer amount, your payment at maturity in this scenario will equal the $1,000 stated principal amount per security.

Example 4—Downside Scenario.  The hypothetical final index level is 8,750 (a 30% decrease from the hypothetical initial index level), which is less than the hypothetical initial index level by more than the buffer amount of 10%.

Payment at maturity per security	= ($1,000 × the index performance factor) + $100 = ($1,000 × 0.70) + $100 = $700 + $100 = $800

Because the hypothetical final index level decreased from the hypothetical initial index level by more than the 10% buffer amount, your payment at maturity in this scenario will reflect 1-to-1 exposure to the negative performance of the index beyond the 10% buffer amount.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the index.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement and the description of risks relating to the index contained in the section “Risk Factors” beginning on page 1 in the accompanying underlying supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

■
You may lose up to 90% of your investment. Unlike conventional debt securities, the securities do not pay interest and do not provide for the repayment of a fixed amount of principal at maturity.  Instead, your payment at maturity will depend on the

July 2012	PS-3

Citigroup Funding Inc.

Buffered Digital Plus Securities Based on the Dow Jones Industrial AverageSM Due January , 2016

performance of the index.  If the final index level is less than the initial index level by more than the buffer amount, you will lose 1% of the stated principal amount of the securities for every 1% the final index level declines beyond the buffer amount.

■
The securities do not pay interest.  The securities do not provide for the payment of interest or any other amounts prior to maturity.  You should not invest in the securities if you seek current income during the term of the securities.

■
The securities are subject to the credit risk of Citigroup Inc.  If we default on our obligations and Citigroup Inc. defaults on its guarantee obligations under the securities, you may not receive any payments that become due under the securities.

■
The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.  Citigroup Global Markets Inc. may, but is not obligated to, make a market in the securities.  If it does not do so at any time, it is likely that there will be no buyer for your securities at that time.  Even if you are able to sell your securities prior to maturity, the price you receive may be significantly less than the stated principal amount of the securities. You should not invest in the securities unless you are willing to hold them to maturity.

■
The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or other relevant factors, the price, if any, at which Citigroup Global Markets Inc. may be willing to purchase the securities in secondary market transactions will likely be lower than the issue price because the issue price includes, and secondary market prices are likely to exclude, underwriting fees and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  Any secondary market price is also likely to be reduced by the costs of unwinding the related hedging transactions.  Any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets Inc. as a result of dealer discounts, mark-ups or other transaction costs.

■
Your payment at maturity depends on the closing level of the index on a single day.  Because your payment at maturity depends on the closing level of the index solely on the valuation date, you are subject to the risk that the closing level on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities.  If you had invested in another instrument linked to the index that you could sell for full value at a time selected by you, or if the security were based on an average of index closing levels instead of only the valuation date, you might have achieved better returns.

■
The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the index and a number of other factors, including the price and volatility of the stocks that constitute the index, dividend yields on the stocks that constitute the index, interest rates generally, the time remaining to maturity and our creditworthiness.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the stated principal amount.

■
Investing in the securities is not equivalent to investing in the index or the stocks that constitute the index.  You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the index.  As of June 29, 2012, the average dividend yield of the index was 2.60% per year.  While it is impossible to know the future dividend yield of the index, if this average dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of 9.10% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the stocks that constitute the index or in another investment linked to the index that provides for a pass-through of dividends.  The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities.

■
Our offering of the securities is not a recommendation of the index.  The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the index is likely to achieve favorable returns.  In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the index or in instruments related to the index or the stocks that constitute the index, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the index.  These and other activities of our affiliates may adversely affect the level of the index and may have a negative impact on your interests as a holder of the securities.

■
The level of the index may be adversely affected by our or our affiliates’ hedging and other trading activities.  We expect to hedge our obligations under the securities through affiliated or unaffiliated counterparties, who may take positions directly in the stocks that constitute the index or in instruments related to the index.  Our affiliates also trade the stocks that constitute the index and other financial instruments related to index on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers.  These activities could negatively affect the level of the index and the value of the securities.  They could also result in substantial returns for us or our affiliates while the value of the securities declines.

■
We may have economic interests that are adverse to yours as a result of our affiliates’ business activities.  Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the index, including extending loans to, making equity investments in or providing advisory services to such issuers.  In the course of this business, our affiliates may acquire non-public information about those issuers, which we will not disclose to you.  Moreover, if any of our affiliates becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

July 2012	PS-4

Citigroup Funding Inc.

Buffered Digital Plus Securities Based on the Dow Jones Industrial AverageSM Due January , 2016

■
Adjustments to the index may affect the value of your securities.  CME Group Index Services, LLC (the “index publisher”) may add, delete or substitute the stocks that constitute the index or make other methodological changes that could affect the level of the index. The index publisher may discontinue or suspend calculation or publication of the index at any time without regard to your interests as holders of the securities.

■
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.  If certain events occur, such as market disruption events or the discontinuance of the index, Citigroup Global Markets Inc., as calculation agent, will be required to make certain judgments that could significantly affect your payment at maturity.  In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

■
The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected.  As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information about the Index

The Dow Jones Industrial AverageSM consists of 30 common stocks representing a broad cross-section of U.S. industry.  It is calculated and maintained by CME Group Index Services, LLC (“CME”), a joint venture company owned 90% by CME Group Inc. and 10% by Dow Jones.  The Dow Jones Industrial AverageSM is reported by Bloomberg L.P. under the ticker symbol “INDU.”

“Dow Jones” and “Dow Jones Industrial AverageSM” are service marks of Dow Jones Trademark Holdings LLC that have been licensed to CME and sublicensed for use for certain purposes by Citigroup Global Markets Inc. and its affiliates.  For more information, see “Equity Index Descriptions—Dow Jones Industrial AverageSM—License Agreement” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions—Dow Jones Industrial AverageSM” in the accompanying underlying supplement for important disclosures regarding the index, including certain risks that are associated with an investment linked to the index.

Historical Information

The closing level of the index on June 29, 2012 was 12,880.09.
The graph below shows the closing levels of the index for each day such level was available from January 3, 2007 to June 29, 2012.  The table that follows shows the high, low and end-of-quarter closing levels of the index for each quarter in that same period.  We obtained the closing levels from Bloomberg L.P., without independent verification.  You should not take the historical levels of the index as an indication of future performance.

July 2012	PS-5

Citigroup Funding Inc.

Buffered Digital Plus Securities Based on the Dow Jones Industrial AverageSM Due January , 2016

Dow Jones Industrial AverageSM	High	Low	Period End
2007
First Quarter	12,786.64	12,050.41	12,354.35
Second Quarter	13,676.32	12,382.30	13,408.62
Third Quarter	14,000.41	12,845.78	13,895.63
Fourth Quarter	14,164.53	12,743.44	13,264.82
2008
First Quarter	13,056.72	11,740.15	12,262.89
Second Quarter	13,058.20	11,346.51	11,350.01
Third Quarter	11,782.35	10,365.45	10,850.66
Fourth Quarter	10,831.07	7,552.29	8,776.39
2009
First Quarter	9,034.69	6,547.05	7,608.92
Second Quarter	8,799.26	7,761.60	8,447.00
Third Quarter	9,829.87	8,146.52	9,712.28
Fourth Quarter	10,548.51	9,487.67	10,428.05
2010
First Quarter	10,907.42	9,908.39	10,856.63
Second Quarter	11,205.03	9,774.02	9,774.02
Third Quarter	10,860.26	9,686.48	10,788.05
Fourth Quarter	11,585.38	10,751.27	11,577.51
2011
First Quarter	12,391.25	11,613.30	12,319.73
Second Quarter	12,810.54	11,897.27	12,414.34
Third Quarter	12,724.41	10,719.94	10,913.38
Fourth Quarter	12,294.00	10,655.30	12,217.56
2012
First Quarter	13,252.76	12,359.92	13,212.04
Second Quarter (through June 29, 2012)	13,279.32	12,101.46	12,880.09

United States Federal Tax Considerations

You should read carefully the discussion under "United States Federal Tax Considerations" and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing the securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•
Upon a sale or exchange of the securities, or retirement of the securities at maturity, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if you held the securities for more than one year.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you with respect to the securities provided that (i) income or gain in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be

July 2012	PS-6

Citigroup Funding Inc.

Buffered Digital Plus Securities Based on the Dow Jones Industrial AverageSM Due January , 2016

subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

You should read the section entitled "United States Federal Tax Considerations" in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Supplemental Plan of Distribution

Citigroup Global Markets Inc., an affiliate of Citigroup Funding Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $30.00 for each $1,000 security sold in this offering.  The actual underwriting fee will be equal to $30.00 for each $1,000 security sold by Citigroup Global Markets Inc. directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph.  Citigroup Global Markets Inc. will pay selected dealers not affiliated with Citigroup Global Markets Inc. a variable selling concession of up to $30.00 for each $1,000 security they sell. Broker-dealers affiliated with Citigroup Global Markets Inc., including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisers employed by such affiliated broker-dealers will receive a fixed sales commission, of $30.00 for each $1,000 security they sell. Citigroup Global Markets Inc. will pay the registered representatives of Citigroup Global Markets Inc. a fixed sales commission of $30.00 for each $1,000 security they sell.

Citigroup Global Markets Inc. is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in each of the accompanying product supplement, prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We may hedge our obligations under the securities through an affiliate of Citigroup Global Markets Inc. and us or through unaffiliated counterparties, and our counterparties may profit from such expected hedging activity even if the value of the securities declines.  This hedging activity could affect the closing level of the index and, therefore, the value of and your return on the securities.  For additional information on the ways in which we may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2012 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

July 2012	PS-7